SECURITIES & EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     October 20, 2005

FMC Corporation

(Exact Name of Registrant as Specified in Its Charter)

Commission File Number 1-2376

Delaware	94-0479804
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

      1735 Market Street

    Philadelphia, PA                     19103

(Address of principal executive offices)   (zip code)

Registrant’s telephone number (including area code):     (215) 299-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into A Material Definitive Agreement

On October 20, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of FMC (the “Company”) approved the measure and targets for the performance-based cash component of the 2005 awards under the Company’s Long-Term Incentive Plan (“LTIP”).

Under the LTIP, the Committee selects eligible officers and employees and determines awards (“LTIP Awards”), which may consist of stock options, restricted stock and/or cash for the eligible participants. The LTIP Awards are based on three-year cycles, and the Committee establishes performance measures for the cash component (if any) for each cycle. For the cycle beginning January 1, 2005 and ending December 31, 2007, the performance measure is based on total shareholder return for the Company as compared to that of a group of 56 peer companies. For this purpose, total shareholder return is defined as the change in stock price plus cash dividends paid.

Cash award amounts are established for threshold, target and maximum levels of performance. The threshold performance level for which participants may receive a cash award is if the company performs in the 25th percentile relative to the peer group. The target performance level is at the 50th percentile. The maximum performance level is met at the 80th percentile. The amount any participant may receive pursuant to the cash component of an LTIP Award ranges from zero to two times the participant’s target cash award.

Each calendar year of the three year cycle, one-fourth of the cash award is earned based on the total shareholder return for the Company during the year versus the peer group, with the final one-fourth earned based on total shareholder return over the full three year period. Any cash award earned will not be payable until the end of the three-year LTIP cycle.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FMC CORPORATION (Registrant)

By:	/s/ W. Kim Foster
W. Kim Foster Senior Vice President and Chief Financial Officer

Dated:  October 27, 2005

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